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                                                                     EXHIBIT D.1

                         VOTING AND SUPPORT AGREEMENT


                  AGREEMENT, dated as of June 18, 2001 (this "Agreement"), by and among Allied Capital Corporation, a Maryland corporation ("Acquiror"), and the persons set forth on Schedule 1 hereto (collectively, the "Shareholders").

                             W I T N E S S E T H:

                  WHEREAS, concurrently herewith, Allied Capital Lock Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Acquiror (the "Merger Sub"), and SunSource Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein having the respective meanings ascribed to them in the Merger Agreement) pursuant to which the Merger Sub will be merged with and into the Company (the "Merger");

                  WHEREAS, the Stockholders collectively own of record or are Beneficial Owners (as defined in Section 1 below) of shares (the "Shares") of common stock, par value $0.01 per share, of the Company ("Common Stock"); and

                  WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Acquiror has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                  1. Provisions Concerning Shares. Each Shareholder hereby agrees that during the period commencing on the date hereof and continuing until this Section 1 terminates pursuant to Section 5 hereof, at any meeting of the holders of shares of Common Stock, however called, or in connection with any written consent of the holders of shares of Common Stock, such Shareholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned (as defined below) by such Shareholder, whether now owned or hereafter acquired and entitled to vote thereon, (i) in favor of the adoption of the Merger Agreement and any actions required in furtherance and consistent with the terms thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise

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agreed to in writing in advance by Acquiror, against the following actions
(other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (B) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company;
(C) (1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws; (3) any other material change in the Company's corporate structure or business. None of the Stockholders shall enter into any agreement or understanding with any person the effect of which would be inconsistent or violative of the provisions and agreements contained in Section 1 or 2 hereof. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person shall include securities Beneficially Owned by all other persons with whom such person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act.

         2. Other Covenants, Representations and Warranties. Each Shareholder hereby agrees, severally and not jointly, and represents and warrants as to itself to Acquiror as follows:

                  (a) Ownership of Shares. Each Shareholder is the Beneficial Owner of the number of shares set forth opposite such Shareholder's name on Schedule I hereto. On the date hereof, such Shares constitute all of the shares of Common Stock owned of record or Beneficially Owned by such Shareholder. Such Shareholder has with respect to the Shares Beneficially Owned by such Shareholder sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and, subject to the receipt of any required governmental approvals, sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Shares Beneficially Owned by such Shareholder, with no limitations, qualifications or restrictions on such rights.

                  (b) Power; Binding Agreement. Such Shareholder has all necessary power, authority or competence (if a natural person) to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. The execution and delivery of this Agreement by such Shareholder, the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby have been duly authorized in the case of such Shareholder who is not natural a person by all requisite action on the part of such Shareholder, and no other corporate or other proceedings on

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the part of such Shareholder are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder, and is enforceable against such Shareholder in accordance with its terms.

                  (c) No Conflicts. (A) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (1) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets may be bound, or (2) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets.

                  (d) No Solicitation. From and after the date hereof and continuing until this Section 2(d) terminates pursuant to Section 5 hereof, such Shareholder shall immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal. Such Shareholder, in his capacity as such, shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or of any of the Company's Subsidiaries or otherwise, (i) solicit or initiate any Acquisition Proposal,
(ii) except as permitted by the Merger Agreement, engage in negotiations or discussions concerning or provide any nonpublic information to any person or entity relating to, any Acquisition Proposal or (iii) agree to or approve any Acquisition Proposal.

                  (e) Restriction on Transfer, Proxies and Non-Interference. Such Shareholder shall not, directly or indirectly, during the period commencing on the date hereof and continuing until this Section 2(e) terminates pursuant to Section 5 hereof: (i) except (A) as contemplated by the Merger Agreement, or (B) as a result of the operation of law, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of their Shares or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares Beneficially Owned by such Shareholder into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of

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preventing or disabling any of them from performing his or her obligations under this Agreement.

                  (f) Reliance by Acquiror. Such Shareholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

                  3. Further Assurances. From time to time, at the other party's request and without further consideration, each Shareholder, on the one hand, and Acquiror, on the other hand, shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable in Acquiror's reasonable judgment to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement.

                  4. Stop Transfer. Each Shareholder agrees with, and covenants to, Acquiror that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

                  5. Termination. Except as otherwise provided herein, the covenants and agreements contained in Sections 1 through 4 hereof with respect to the Shares shall terminate (a) in the event the Merger Agreement is terminated in accordance with the terms of Article 12 thereof, upon such termination, and (b) in the event the Merger is consummated, at the Effective Time.

                  6. Reorganization. Each shareholder and the Acquiror understands that the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and agrees that it will not take any action or omit to take any action, including taking any position on any tax return, inconsistent with such qualification or that would disqualify the Merger as a reorganization. Notwithstanding the foregoing, if Acquiror elects the cash consideration option under Article III B of the Merger Agreement, then this Section 6 shall be null and void and of no force and effect whatsoever.

                  7.       Miscellaneous.

                  (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agree-

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ments and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  (b) Assignment. Except for any assignment pursuant to a transfer permitted by Section 2(e)(i), this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

                  (c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the relevant parties hereto.

                  (d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or when sent by facsimile transmission (with receipt confirmed by an electronically generated written confirmation), addressed as follows (or to such other address as a party may designate by notice to the others):

If to the Shareholders:    To the addresses set forth on the Signature Pages
                           hereto

                           with a concurrent copy to:

                           Morgan, Lewis & Bockius LLP
                           1701 Market Street
                           Philadelphia, PA  19103
                           Attention: Thomas J. Sharbaugh
                           Telecopy No.: (215) 963-5299


If to Acquiror:            Allied Capital Corporation
                           1919 Pennsylvania Ave., 3rd Floor
                           Washington, D.C., 20006
                           Attention: Joan M. Sweeney
                           Telecopy No.: (202) 973-6351

                           with a concurrent copy to:

                           Sutherland Asbill & Brennan LLP
                           1275 Pennsylvania Avenue, N.W.
                           Washington, D.C.  20004
                           Attention: James D. Darrow
                           Telecopy No.: (202) 637-3593

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                  (e)      Severability. Whenever possible, each provision or
portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (f) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  (g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (i) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party hereto (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party thereto, nor any director, officer, employee, representative, agent or other controlling person of each of the parties hereto and their respective affiliates, shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

                  (j) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

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                  (k)      Submission to Jurisdiction; Venue. Any action or
proceeding against any party hereto with respect to this Agreement shall be brought in the courts of the State of Delaware or of the United States located in the State of Delaware, and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for himself, herself or itself and in respect of his, her or its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereto irrevocably consents to the service of process at any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at his, her or its address set forth on the signature page, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of any party hereto to serve process on any other party hereto in any other manner permitted by law. Each party hereto irrevocably waives any objection which it may now have or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                  (l) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING.

                  (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

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                  IN WITNESS WHEREOF, Acquiror and the Stockholders have
caused this Agreement to be duly executed as of the day and year first above written.

                                    ALLIED CAPITAL CORPORATION



                                    By: /s/ PHILIP A. MCNEILL
                                       ----------------------------------
                                       Name:  Philip A. McNeill
                                       Title: Managing Director


                                    /s/ MAURICE P. ANDRIEN, JR.
                                    -------------------------------------
                                    Maurice P. Andrien, JR.
                                    [Address]


                                    /s/ JOSEPH M. CORVINO
                                    -------------------------------------
                                    Joseph M. Corvino
                                    1420 Ardleigh Circle
                                    Westchester, PA 19380

                                    /s/ MAX W. HILLMAN
                                    -------------------------------------
                                    Max W. Hillman
                                    [Address]


                                    /s/ S. W. MILLER
                                    -------------------------------------
                                    Stephen W. Miller
                                    [Address]



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                                    [Address]


                                    /s/ DONALD T. MARSHALL
                                    -------------------------------------
                                    Donald T. Marshall
                                    [Address]



                                    /s/ NORMAN V. EDMONSON
                                    -------------------------------------
                                    Norman V. Edmonson
                                    [Address]


                                    /s/ O. GORDON BREWER
                                    -------------------------------------
                                    O. Gordon Brewer
                                    [Address]


                                    /s/ STEWART A. BLISS
                                    -------------------------------------
                                    Stewart A. Bliss
                                    [Address]


                                    /s/ ARNOLD S. HOFFMAN
                                    -------------------------------------
                                    Arnold S. Hoffman
                                    [Address]


                                    /s/ ROBERT KEITH
                                    -------------------------------------
                                    Robert E. Keith, Jr.
                                    [Address]



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                                    /s/ GEOFFREY C. SHEPARD
                                    -------------------------------------
                                    Geoffrey C. Shepard
                                    [Address]


                                    /s/ FRANCIS G. ZIEGLER
                                    -------------------------------------
                                    Francis G. Ziegler
                                    [Address]


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                                  SCHEDULE I


       Maurice Andrien                         107,000

       Joseph Corvino                          39,626

       Max Hillman                             32,220

       Stephen Miller                          20,000

       Donald Marshall                         703,988

       Norman Edmonson                         421,753

       O. Gordon Brewer                        9,619

       Stewart Bliss                           6,660

       Arnold Hoffman                          21,774

       Robert Keith                            26,551

       Geoffrey Shepard                        11,741

       Francis Ziegler                         14,339



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